As filed with the Securities and Exchange Commission on October 26, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHEVRON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-0890210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Lydia I. Beebe, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Christopher A. Butner, Esq.
Assistant Secretary and Managing Counsel,
Securities and Corporate Governance
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000	Terry M. Kee, Esq. Brian M. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, California 94105 Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,’’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities	Registered(1)	Price per Share(2)	Offering Price(3)	Fee(4)
Common Stock, par value $0.75 per share	14,057 Shares	$102.44	$1,440,000	$81

(1)	Consists of 8,002 shares subject to the rescission offer covered by this registration statement for the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine and 6,055 shares for the Chevron Mining Inc. Western Wage Agreements 401(k) Plan.

(2)	Highest price, excluding interest, to be paid per share in connection with the original sale of the securities subject to the rescission offers covered by this registration statement. The price per share will range from $57.35 to $102.44 per share, depending on the price originally paid by the offeree.

(3)	Aggregate purchase price, excluding interest, estimated to be paid if the rescission offer covered by this registration is accepted in full.

(4)	Calculated pursuant to Rule 457(j) on the basis of the proposed maximum offering price described in Note 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [          ], 2009

PROSPECTUS

[          ] SHARES OF COMMON STOCK, PAR VALUE $0.75 PER SHARE

CHEVRON MINING INC. TAX DEFERRED SAVINGS PLAN FOR THE NORTH RIVER MINE
AND
CHEVRON MINING INC. WESTERN WAGE AGREEMENTS 401(k) PLAN

RESCISSION OFFER

Under the terms and conditions described in this prospectus, we are offering to rescind (the “Rescission Offer”) the previous purchase of shares of Chevron Corporation common stock (the “Shares”) by persons who acquired such Shares through the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine (the “Savings Plan”) and the Chevron Mining Inc. Western Wage Agreements 401(k) Plan (the “401(k) Plan”) (the Savings Plan and 401(k) Plan each a “Plan” and collectively the “Plans”) from February 21, 2008 through October 23, 2009 (the “Purchase Period”).

The Rescission Offer applies to Shares purchased during the Purchase Period at prices ranging from $57.35 per Share to $102.44 per Share.

If you purchased Shares pursuant to the Plans during the Purchase Period and accept the Rescission Offer, you will receive:

•	In the event you sold such Shares at a loss, an amount equal to the excess of the amount you paid for the Shares over the proceeds from your sale of the Shares, plus interest.

•	In the event you currently hold such Shares, upon your tender of the Shares to us by accepting the Rescission Offer, the amount you paid for the Shares, plus interest from the date of the purchase. However, we will not repurchase Shares if the amount you paid for the Shares, plus interest, is less than the fair market value of the Shares on the date of expiration of this Rescission Offer.

Although this prospectus uses the term “interest” when describing the calculation of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Shares.

The Rescission Offer will expire at 11:59 p.m., U.S. Pacific Time, on [          ], 2009 (the “Expiration Date”), which is 30 days from the date of this prospectus. We have not retained an underwriter in connection with this Rescission Offer.

Our common stock is listed on The New York Stock Exchange under the trading symbol “CVX.” The last reported sale price of our common stock (as reported on The New York Stock Exchange) on [          ], 2009, was $[     ] per share.

Our principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California, 94583. Our telephone number is 925-842-1000.

You may elect to accept the Rescission Offer by submitting a Rescission Offer Acceptance Form to us on or before the Expiration Date as set forth in this prospectus. You do not need to take any action to reject the Rescission Offer. If you fail to return the Rescission Offer Acceptance Form by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register shares of our common stock represented by the Shares purchased pursuant to the Plans during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See “Risk Factors — Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer” on page 7.

Investing in shares of our common stock involves risks. See “Risk Factors” on page 7.

The Shares subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) for offer and sale to participants under the Plans. This prospectus is part of a Registration Statement on Form S-3 filed with the SEC to register these shares, regardless of whether or not you accept the Rescission Offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [          ], 2009.

Page

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER	2
RISK FACTORS	7
OUR COMPANY	9
THE RESCISSION OFFER	9
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	13
USE OF PROCEEDS	14
NOTICE OF BLACKOUT PERIOD	14
WHERE YOU CAN FIND MORE INFORMATION	15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	15
LEGAL MATTERS	16
EXPERTS	16
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12
EX-99.1
EX-99.2

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Chevron,” “we,” “us,” and “our” refer to Chevron Corporation and its subsidiaries, including Chevron Mining Inc., a Missouri corporation and administrator of the Plans.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus contains forward-looking statements relating to Chevron Corporation’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of Plan participants; the applicability of exemptions from state law with respect to the sale and issuance of the Shares and to the Rescission Offer; crude-oil and natural-gas prices; refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 or our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this prospectus could also have material adverse effects on forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a participant in a Plan who acquired Shares from February 21, 2008 through October 23, 2009. Please refer to “The Rescission Offer” beginning on page 9 and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:	Why are you making the Rescission Offer?

A:	Chevron Mining Inc. employees who participate in either the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine (the “Savings Plan”) or the Chevron Mining Inc. Western Wage Agreements 401(k) Plan (the “401(k) Plan”) (the Savings Plan and 401(k) Plan each a “Plan” and collectively the “Plans”) can purchase shares of Chevron common stock (“Shares”) through the Plans. Shares can be purchased by participants through, for example, participant salary deferrals, rollover contributions, loan repayments, transfers between intra-plan investments, and, in the case of the Savings Plan, company matching contributions. The trustee of the Plans, Merrill Lynch Trust Company of New Jersey (the “Trustee”) purchases Shares on the open market and allocates Shares to participant Plan accounts. Although the Shares are purchased in the open market by the Trustee and the Shares may be distributed only in cash, the SEC takes the position that the participants’ participation interests in the Plans are securities and that we are required to register the sale of these Shares to participants in the Plans with the SEC. We have discovered that we inadvertently neglected to register the Shares subject to this Rescission Offer with the SEC for sale to participants in the Plans.

We are making the Rescission Offer with respect to 8,002 Shares sold pursuant to the Savings Plan and 6,055 Shares sold pursuant to the 401(k) Plan from February 21, 2008 through October 23, 2009 (the “Purchase Period”). We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Shares by participants in the Plans. In determining the beginning and end of the Purchase Period, we selected the date on which the Plans were amended to first permit participants to purchase and sell Shares in the Plans and the date on which a registration statement on Form S-8 was filed with the SEC with respect to the Plans. Only current or former employees of Chevron Mining Inc. who participated in the Plans and acquired Shares under the Plans during the Purchase Period are eligible to participate in the Rescission Offer.

Q:	Am I required to accept the Rescission Offer?

A:	No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. If you are an employee of Chevron Mining Inc., acceptance or rejection of the Rescission Offer will not have any bearing or effect on your employment status.

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires at 11:59 p.m., U.S. Pacific Time, on [ ], 2009, which is 30 days from the date of this prospectus (the “Expiration Date”).

Q:	What will I receive if I accept the Rescission Offer?

A:	The answer to this question depends on whether you sold or currently hold the Shares purchased pursuant to a Plan during the Purchase Period:

• If you have sold Shares in a Plan at a loss, we will pay you an amount equal to the amount of the loss, plus interest at a rate of 12% per year. Interest will be paid on the amount you originally paid for the Shares during the period from the date of your purchase of the Shares through the date of your sale of the Shares and on the loss you realized from your sale of the Shares from the date of your sale through the date that payment is made by us.

• If you currently hold Shares in a Plan, we will repurchase the Shares for the amount you paid for such Shares, plus interest at a rate of 12% per year. Interest will be paid on the amount you originally paid for the Shares during the period from the date of your purchase of the Shares through the Expiration Date. However, we will not repurchase any Shares if the amount you paid for the Shares, plus interest (to the Expiration Date), is less than the fair market value of the Shares as of the Expiration Date, as it would not be economically beneficial to you.

Q:	When and how will I receive payment for my Shares if I properly accept the Rescission Offer?

A:	If we receive a legible, properly completed Rescission Offer Acceptance Form from you on or before 11:59 p.m., U.S. Pacific Time, on the Expiration Date and we determine that you are eligible to accept the Rescission Offer, we expect that on or before [ ], 2009:

• If you still have a Plan account and are an active employee of Chevron Mining Inc., all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account in accordance with your current investment elections for new contributions to the applicable Plan. For participants in the Savings Plan, if you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions.

• If you do not have current investment elections on file, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in the Moderate Goal Manager Portfolio Model.

• If you are no longer an active employee of Chevron Mining Inc., all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your prior Plan account and invested in the Moderate Goal Manager Portfolio Model. Distributions from your Plan account will be managed in accordance with the terms of the appropriate Plan. To make a distribution election, contact the Merrill Lynch Retirement Participant Service Center at 1-800-229-9040.

We strongly encourage you to review the Plan Summary for the Plan in which you participate that contains additional information on distribution of account balances. To obtain a copy of the Plan Summary for the Plan in which you participate, contact Chevron Mining Inc. Human Resources at (303) 930-4270. No payments in connection with the Rescission Offer will be made to you directly, but will instead be made to your account under the Plan. Payment of proceeds directly to you may result in adverse tax consequences. See “Material U.S. Federal Income Tax Considerations.” If you have questions about the Rescission Offer, you may call the Chevron Corporation Rescission Offer Call Center at [          ].

Q:	What interest rate will be used in calculating any amounts owed to me?

A:	We will use an annual interest rate of 12%, which has been selected based on the highest state statutory interest rate of the states in which the persons to whom we are making the Rescission Offer reside.

Q:	Does it matter whether I purchased Shares through salary deferrals, rollover contributions, loan repayments, company contributions or transfers between investment funds?

A:	No. All purchases of Shares made pursuant to the Plans during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer.

Q:	Should I accept the Rescission Offer?

A:	You must make your own decision whether to accept the Rescission Offer. In general, it may be economically beneficial to you to accept the Rescission Offer if:

• you sold Shares you purchased during the Purchase Period for less than you paid for them, or

• you now hold Shares (purchased during the Purchase Period) that on the Expiration Date have a fair market value that is less than the price you paid for the Shares, plus interest, through the Expiration Date.

However, in making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see “Material U.S. Federal Income Tax Consequences” below) and, if you now hold Shares you purchased during the Purchase Period, the possibility that the value of such Shares may increase or decrease after the Expiration Date.

You should note, however, that under the terms of the Rescission Offer, we will not repurchase any Shares unless our records indicate that (1) you sold Shares you purchased during the Purchase Period for less than you paid for them and/or (2) you now hold Shares (purchased during the Purchase Period) that on the Expiration Date are worth less than the price you paid for the Shares, plus interest, through the Expiration Date.

Consequently, if you are unsure whether you sold Shares at a loss or you are unsure whether Shares you continue to hold will have a fair market value on the Expiration Date that is less than the price you paid for the Shares, plus interest through the Expiration Date, you may accept the Rescission Offer by signing and returning the Rescission Offer Acceptance Form that accompanies this prospectus, and we will determine whether the criteria for the repurchase of your Shares described above are satisfied. Unless these criteria are satisfied, we will not repurchase your Shares pursuant to the Rescission Offer.

In applying those criteria, we will use a “first-in, first-out,” or “FIFO,” principle in determining whether Shares were sold at a loss and whether you now hold Shares eligible for repurchase pursuant to the Rescission Offer. You should apply the same principle in determining whether or not to accept the Rescission Offer. An example calculation using the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

If you have questions about the Rescission Offer acceptance process, you may call the Chevron Corporation Rescission Offer Call Center at [ ].

Q:	Where can I find information about my purchases and sales of Shares?

A:	Detailed information about your purchases of Shares during the Purchase Period and any subsequent sales of such Shares is available to you through your online account at Merrill Lynch or in the enclosed Transaction Statement. You can access your online account through www.benefits.ml.com. If you need further assistance with accessing your account or if you do not have access to your online account, you should call the Merrill Lynch Retirement Participant Service Center at 1-800-229-9040. If you have questions about the Rescission Offer, you may call the Chevron Corporation Rescission Offer Call Center at [ ].

If your transaction history indicates that you sold Shares at a loss, acceptance of the Rescission Offer may be economically beneficial to you. The historical transaction information available to you through your online account can also assist you in determining whether you should accept the Rescission Offer if you now hold Shares you bought during the Purchase Period. If you believe the value of a Share on the Expiration Date (taking into account the current fair market value of Chevron common stock) will be less than the amount you paid during the Purchase Period for that Share plus interest to the Expiration Date, acceptance of the Rescission Offer may be economically beneficial to you. The fair market value of a Share on [ ], 2009, was $[ ]. To obtain the current fair market value of a Share during the period the Rescission Offer is open and prior to the Expiration Date, you can access your online account.

Q:	Will the Rescission Offer affect my ability to direct transactions in my account?

A:	Yes. In order to ensure smooth processing of the Rescission Offer, if you hold Shares purchased during the Purchase Period as of the Expiration Date, all transactions relating to your Plan account will be temporarily suspended on the Expiration Date whether or not you accept the Rescission Offer and whether or not we repurchase your Shares. This temporary suspension is called a “blackout period.” As a result, you will be subject to the risk that, due to events in the securities markets, the value of your Plan account could significantly decline during this period and you would not be able to transfer funds in and out of the Plans’ investment options to avoid this result. For more information about the blackout period, see “Notice of Blackout Period,” below. The blackout period will commence at 11:59 p.m., U.S. Pacific Time, on the Rescission Offer Expiration Date of [ ], 2009; the blackout period is anticipated to end at 11:59 p.m., U.S. Pacific Time, on [ ], 2009.

Q:	What is the effect of the Rescission Offer on my ability to assert claims?

A:	The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer.

For a more detailed description of the effect of the Rescission Offer on any applicable federal securities law claims, see “Risk Factors — The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors — Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer,” below.

Q:	May I accept the Rescission Offer in part?

A:	No. If you accept the Rescission Offer, then you must accept it for all Shares that were purchased during the Purchase Period that you still hold as well as all Shares that you purchased during the Purchase Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, we will only repurchase those Shares that, as of the Expiration Date, have a fair market value less than the price you paid for the Shares, plus interest (to the Expiration Date).

If you do not accept the Rescission Offer in full, you will retain ownership of all of your Shares and will not receive any payment for the Shares subject to the Rescission Offer.

Q:	What happens if I accept the Rescission Offer for Shares that I currently hold in my account but the amount I would receive for the Shares is less than the fair market value of the Shares on the Expiration Date?

A:	If you submit a Rescission Offer Acceptance Form, we will not repurchase those Shares for which the price per Share that you paid, plus interest (to the Expiration Date), is less than the fair market value of a Share as of the Expiration Date. Accordingly, those Shares will remain in your Plan account.

Q:	What do I need to do now to accept the Rescission Offer?

A:	You may mail or fax to us your Rescission Offer Acceptance Form. In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 11:59 p.m., U.S. Pacific Time, on [ ], 2009. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

[insert address]

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

[insert address]

You may fax your Rescission Offer Acceptance Form to [ ].

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You may also call the Chevron Corporation Rescission Offer Call Center at [ ] to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 11:59 P.M., U.S. PACIFIC TIME, ON THE EXPIRATION DATE OF [ ], 2009. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your Plan account within 3-5 business days following the Expiration Date of the Rescission Offer.

We recommend that you write down your identification number printed on your Rescission Offer Acceptance Form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance of the offer prior to the Expiration Date.

Q:	What do I need to do now to reject the Rescission Offer?

A:	You do not need to take any action to reject the Rescission Offer.

Q:	What happens if I do not return the Rescission Offer Acceptance Form?

A:	If you do not return the Rescission Offer Acceptance Form on or before the Expiration Date, you will be deemed to have rejected the Rescission Offer.

If you reject the Rescission Offer, you will not receive any payment with respect to the Shares subject to the Rescission Offer. In addition, the Shares that you now own and that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Q:	What happens to my Plan account if I reject the Rescission Offer?

A:	If you hold Shares as of the Expiration Date, you will be subject to the suspension of Plan account activity even if you reject the Rescission Offer. This temporary suspension is called a “blackout period,” which will begin at 11:59 p.m., U.S. Pacific Time, on [ ], 2009. We currently anticipate the blackout period will end at 11:59 p.m., U.S. Pacific Time, on [ ], 2009. You will be notified in the event that the blackout period is extended past such date. The Shares will remain in your account and this Rescission Offer will not affect your ability to sell Shares once the blackout period ends.

Q:	Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?

A:	Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before 11:59 p.m., U.S. Pacific Time, on the Expiration Date.

If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by sending a notice via mail or fax that includes your name, your identification number located on your Rescission Offer Acceptance Form, and a clear indication that you are rejecting the Rescission Offer. You may mail your notice of rejection to:

[insert address]

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

[insert address]

You may fax your notice of rejection to [ ].

THIS NOTICE OF REJECTION MUST BE LEGIBLE AND RECEIVED BY MAIL OR FAX AT THE ABOVE ADDRESS ON OR BEFORE 11:59 P.M., U.S. PACIFIC TIME, ON THE EXPIRATION DATE OF [ ], 2009. OTHERWISE YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE LAST EFFECTIVE RESCISSION OFFER ACCEPTANCE FORM SUBMITTED.

Q:	Does the Rescission Offer affect any loan repayments I am currently making to a Plan?

A:	If you have an outstanding loan from a Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer. However, new loan and distribution requests made during the blackout period will be delayed until after the blackout period ends. Any requests made during the blackout period do not need to be resubmitted after the blackout period ends.

Q:	Does the Rescission Offer affect my ability to invest in Chevron Common Stock through the Plans in the future?

A:	No. The Rescission Offer will not affect on your ability to invest in Chevron Common Stock through the Plans in the future.

Q:	Who can help answer my questions?

A:	If you have questions regarding the Rescission Offer, you may call the Chevron Corporation Rescission Offer Call Center at [ ].

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statements Regarding Forward-Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008.

The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The Rescission Offer may also affect your right of rescission and your right to damages, if any, under state law. We believe that the sale of the Shares that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is stopped from asserting such claims as a result of the Rescission Offer.

Generally, the statute of limitations for enforcement of federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have.

You will not be permitted to conduct any transactions within your Plan account for a period of time following the Expiration Date.

Because you will not be permitted to conduct any transactions with respect to your Plan account for a period of time following the Expiration Date, you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avoid or mitigate this result. In addition, any proceeds you receive for the sale of Shares in the Rescission Offer will not be deposited into your Plan account for up to 3-5 business days following the Expiration Date. If you still have a Plan account and are an active employee of Chevron Mining Inc., these proceeds will be allocated to your Plan account in accordance with your current investment elections for new contributions to the Plan in which you participate. For participants in the Savings Plan, if you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you are not an active employee of Chevron Mining Inc. or do not have current elections on file, these funds will be credited to your Plan account and invested in the Moderate Goal Manager Portfolio Model. In all cases, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your account, resulting in a higher Share cost for such investment. See “Notice of Blackout Period” below for additional information.

OUR COMPANY

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and foreign subsidiaries that engage in fully integrated petroleum operations, chemicals operations, mining operations of coal and other minerals, power generation and energy services. Chevron conducts business activities in the United States and approximately 180 other countries. Exploration and production (upstream) operations consist of exploring for, developing and producing crude oil and natural gas and also marketing natural gas. Refining, marketing and transportation (downstream) operations relate to refining crude oil into finished petroleum products; marketing crude oil and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipeline, marine vessel, motor equipment and rail car. Chemicals operations include the manufacture and marketing of commodity petrochemicals, plastics for industrial uses, and fuel and lubricant oil additives.

Chevron’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

The Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine (the “Savings Plan”) and the Chevron Mining Inc. Western Wage Agreements 401(k) Plan (the “401(k) Plan”) (the Savings Plan and 401(k) Plan each a “Plan” and collectively the “Plans”) are qualified defined contribution plans under Section 401(a) of the Internal Revenue Code of 1986, as amended. The purpose of the Plans is to provide a voluntary, systematic method for participants to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax and, where allowed, state, city and county income tax, on such compensation. Merrill Lynch Trust Company of New Jersey is the Trustee of the Plans.

Chevron Mining Inc. employees who participate in either Plan can purchase shares of Chevron Corporation common stock (“Shares”) through the Plan. Shares can be purchased by participants through, for example, participant salary deferrals, rollover contributions, loan repayments, transfers between intra-plan investments, and, in the case of the Savings Plan, company matching contributions. The Trustee of the Plans purchases Shares on the open market and allocates Shares to participant Plan accounts. Although the Shares are purchased in the open market by the Trustee and the Shares may be distributed only in cash, the SEC takes the position that the participants’ participation interests in a Plan are securities and that we are required to register these participation interests and the related sale of Shares to participants in the Plans with the SEC. We have discovered that we inadvertently neglected to register the Shares subject to this Rescission Offer with the SEC for sale to participants in the Plans. Our inadvertent failure to register with the SEC the participation interests and related sale of the Shares under the Plans may have constituted a violation of Section 5 of the Securities Act of 1933 (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5).

We are making the Rescission Offer with respect to 8,002 Shares sold pursuant to the Savings Plan and 6,055 Shares sold pursuant to the 401(k) Plan from February 21, 2008 through October 23, 2009 (the “Purchase Period”). We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Shares by participants in the Plans. In determining the beginning and end of the Purchase Period, we selected the date on which the Plans were amended to first permit participants to purchase and sell Shares in the Plans and the date on which a registration statement on Form S-8 was filed with the SEC with respect to the Plans. Only employees of Chevron Mining Inc. who participated in the Plans and acquired Shares under the Plans during the Purchase Period are eligible to participate in the Rescission Offer.

Effect of the Rescission Offer

If you reject, fail to timely accept, or fail to accept in full, the Rescission Offer by 11:59 p.m., U.S. Pacific Time, on [          ], 2009 (the “Expiration Date”), or if you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus, you will retain ownership of the Shares and will not receive any payment for the Shares subject to the Rescission Offer. In addition, the shares of common stock included in the Shares that you now own that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For federal securities law purposes, rejection of or the failure to accept a rescission offer may not terminate an offeree’s right to bring a civil action against the offeror for failure to register securities under the Securities Act before expiration of the applicable statute of limitations. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The above discussion relates primarily to your potential rescission rights and does not address the antifraud provisions of federal securities laws or rights under state securities laws, common law or equity. We believe that the sale and issuance of the Shares that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that this Rescission Offer is exempt from registration under state laws and thus need not comply with state laws regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with any applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer.

Generally, the federal statute of limitations for enforcement of such statutory rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. Statutes of limitations under state laws vary by state, with the limitation period under many state statutes not typically beginning until the facts giving rise to the violation are known. Our Rescission Offer is not an admission that we did not comply with any federal or state registration or disclosure requirement nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you may have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

Terms of the Rescission Offer

If you purchased Shares through the Plans during the Purchase Period and have already sold such Shares at a loss, you may accept the Rescission Offer, in which case you will receive an amount equal to the amount you paid for the Shares less the proceeds of the sale of the Shares, plus interest at a rate of 12% per year. Interest will be paid on the amount originally paid for the Shares from the date you purchased the Shares through the date you sold the Shares. Interest will also be paid on the loss realized from your sale of the Shares from the date of such sale through the date that payment is made by us.

If you currently hold Shares purchased through the Plans during the Purchase Period, you may accept the Rescission Offer, in which case the Trustee will sell the Shares back to the Company on your behalf and credit your Plan account with the amount you paid for the Shares, plus interest at a rate of 12% per year on the amount you originally paid for the Shares for the period from the date you purchased the Shares to the Expiration Date. However, we will not repurchase any Share if the price you paid for the Share plus interest (to the Expiration Date) is less than the fair market value of the Share as of the Expiration Date, as it would not be economically beneficial to you.

Shares are deemed sold in the order in which you purchased them. In order to determine which Shares acquired during the Purchase Period are eligible for repurchase and which, if any, Shares so acquired were sold at a loss, all Shares acquired on your behalf pursuant to a Plan will be matched against all sales of Shares during or after the

Purchase Period by matching the first Share acquired with the first Share sold. This principle, commonly called “first-in, first-out,” or “FIFO,” will be used by us in determining which Shares you sold at a loss and which Shares you now hold are eligible for repurchase and should be used by you to help determine whether or not you wish to accept the Rescission Offer. An example of the application of the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

Because this Rescission Offer is being made, in part, to limit any contingent liability that we may have as a result of possible noncompliance with applicable U.S. federal securities law and registration requirements, and because the offerees to whom this Rescission Offer is being made reside in a variety of U.S. jurisdictions, we believe that it is appropriate to use the highest state statutory interest rate of the states in which the persons to whom we are making the rescission offer reside. Consequently, we will apply an annual rate of interest of 12% to all interest rate calculations used in this Rescission Offer.

The Rescission Offer will expire at 11:59 p.m., U.S. Pacific Time, on [          ], 2009, which is 30 days from the date of this prospectus (the “Expiration Date”). If we receive a legible and properly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, and we determine that you are eligible to accept the Rescission Offer, we expect any proceeds to which you are entitled will be credited to your Plan account, or a Plan account established for you within 3-5 business days following the Expiration Date.

If you still have a Plan account and are an active employee of Chevron Mining Inc., we will credit all proceeds resulting from your acceptance of the Rescission Offer to your Plan account in accordance with your current investment elections for new contributions to that Plan. For participants in the Savings Plan, if you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you still have a Plan account, but you are not an active employee of Chevron Mining Inc. or do not have current investment elections on file, all proceeds resulting from acceptance of the Rescission Offer will be credited to your Plan account and invested in the Moderate Goal Manager Portfolio Model. If you are no longer an active employee of Chevron Mining Inc. all proceeds payable to you under this Rescission Offer will be deposited in your prior Plan account and invested in the Moderate Goal Manager Portfolio Model. Each Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan Summary for the Plan in which you participate and the “Questions and Answers About the Rescission Offer” located in this prospectus for more information on your Plan distribution options. No payments in connection with the Rescission Offer will be made to you directly, but will instead be made to your account under the Plans. Payment of proceeds directly to you may result in adverse tax consequences (see “Material U.S. Federal Income Tax Considerations”).

As of [          ], 2009, the closing sale price of our common stock (as reported on The New York Stock Exchange) was $[     ] per share. The fair market value of a Share on such date was $[     ]. The table below sets forth the high and low sales price of our common stock for each of the fiscal quarters during the Purchase Period.

	Fiscal Year 2009			Fiscal Year 2008
	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

High	$73.37	$72.75	$78.45	$83.70	$100.00	$104.63	$95.21
Low	$60.88	$63.06	$56.12	$55.50	$77.50	$84.57	$76.40

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold Shares purchased during the Purchase Period at a loss, or if you currently hold Shares purchased during the Purchase Period and the fair market value of a Share on the Expiration Date is less than the price you paid for the Share, plus interest (to the Expiration Date).

You may accept your Rescission Offer by mail or fax. In order to accept the Rescission Offer, you must complete the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 11:59 p.m., U.S. Pacific Time, on [          ], 2009. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

[insert address]

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

[insert address]

You may fax your Rescission Offer Acceptance Form to          .

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call the Chevron Corporation Rescission Offer Call Center at [          ] to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 11:59 P.M., U.S. PACIFIC TIME, ON [          ], 2009, THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your Plan account within 3-5 business days following the Expiration Date.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, you may reject the Rescission Offer by sending a notice that includes your name, your identification number located on your Rescission Offer Acceptance Form, and a clear indication that you are rejecting the Rescission Offer to the address or to the fax number above.

If you have previously accepted the Rescission Offer and you change your mind, we must receive a legible notice of rejection on or before 11:59 p.m., U.S. Pacific Time, on [          ], 2009, the Expiration Date. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your last effective Rescission Offer Acceptance Form submitted.

IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO 11:59 P.M., U.S. PACIFIC TIME, ON [          ], 2009, THE EXPIRATION DATE, OR ATTEMPT TO ONLY ACCEPT THE RESCISSION OFFER IN PART, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT UNDER THE FEDERAL SECURITIES LAWS TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES INCLUDED IN THE RESCISSION OFFER. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES AND THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.

If you have questions regarding how to reject the Rescission Offer, you may call the Chevron Corporation Rescission Offer Call Center at [          ].

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Shares that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call the Chevron Corporation Rescission Offer Call Center at [          ]. If you have any questions about accessing your transaction history, you can find more information by accessing your account at www.benefits.ml.com. If you need further assistance or if you do not have access to your online account, you should call the Merrill Lynch Retirement Participant Service Center at 1-800-229-9040 to request a detailed listing of your transactions by mail or fax.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and only applies if you are an individual and are subject to U.S. federal income tax.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.

Your acceptance or rejection of the Rescission Offer, or the sale of the Shares pursuant to the Rescission Offer or the receipt of the specified payment if you had previously sold your Shares at a loss, are not considered to be taxable events for federal income tax purposes. If you currently have a Plan account and are an active employee of Chevron Mining Inc., your proceeds from the Rescission Offer will be credited to your Plan account and will be invested in accordance with your current investment elections in the Plan. For participants in the Savings Plan, if you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you currently have a Plan account, but you are not an active employee of Chevron Mining Inc. or do not have current investment elections on file, your proceeds from the Rescission Offer will be credited to your Plan account and invested in the Moderate Goal Manager Portfolio Model. Any subsequent withdrawal or distribution from the Plans (including amounts attributable to the proceeds of the Rescission Offer) will generally be taxable to you (or your beneficiary, if applicable) as ordinary income, like any other Plan distribution or withdrawal. In addition, a ten percent income tax penalty may be imposed in cases of some early withdrawals from the Plans, including proceeds of the Rescission Offer.

If you have directed and caused a full distribution from a Plan and no longer have an individual account in a Plan, a new Plan account will be established for you and any amounts paid in respect of the Rescission Offer will be credited to your prior Plan account and invested in the Moderate Goal Manager Portfolio Model and will be distributed to you in accordance with the Plans’ distribution rules. Each Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan Summary for the Plan in which you participate and the “Questions and Answers About the Rescission Offer” in this prospectus for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If you (or your beneficiary, if applicable) receive a distribution from the Plans that includes the proceeds from the Rescission Offer and such distribution is not rolled over, such distribution (including amounts attributable to the Rescission Offer) will generally be taxable as ordinary income to you (or your beneficiary) as described above. Also, if the amounts are not rolled over into an individual retirement account or other qualified plan, an additional ten percent income tax penalty may be imposed depending on your age at the time of distribution.

To ensure compliance with U.S. Treasury Department Circular 230, we inform you that the preceding discussion (and any other discussion of U.S. federal tax issues herein) is written in connection with the promotion or marketing of the Rescission Offer and is not intended to be relied upon, and cannot be relied upon) by a participant in such offer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code. Each prospective participant in the Rescission Offer should seek advice based on his or her own particular circumstances from an independent tax advisor.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

NOTICE OF BLACKOUT PERIOD

This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520.101-3, to the extent such requirements apply to the Rescission Offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of each Plan of a “blackout period” during which their right to direct or diversify their Plan investments may be temporarily suspended.

If you are being offered the opportunity to participate in this Rescission Offer and you hold Shares in your Plan account on the Expiration Date, all transactions related to your Plan account will be temporarily suspended on the Expiration Date. The temporary suspension is called a “blackout period” and applies whether or not you accept the Rescission Offer. The blackout period will begin at 11:59 p.m., U.S. Pacific Time, on [          ], 2009, and will end at 11:59 p.m., U.S. Pacific Time on [          ], 2009. You will be notified in the event that the blackout period is extended past [          ], 2009.

The blackout period is required to ensure smooth processing of the Rescission Offer. The Trustee will not permit any transactions related to your Plan account during the blackout period. This means:

•	you will be unable to direct or diversify your investments in your Plan account during the blackout period; and

•	all requests for loans and distributions (including hardship distributions) will be delayed until after the blackout period ends (any requests made during the blackout period do not need to be remade once the blackout period ends).

You will need to initiate any requests prior to 11:59 p.m., U.S. Pacific Time, on the date the blackout begins for those requests to take effect. It is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify investments in your Plan account during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, such as Chevron, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Shares from your Plan account during the blackout period.

If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact the Chevron Corporation Rescission Offer Call Center at [          ]. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

For additional information and limitations on investments in either Plan and how to direct investment of your Plan account, see the Plan Summary for the Plan in which you participate. To obtain a copy of the Plan Summary for the Plan in which you participate please contact Chevron Mining Inc. Human Resources at (303) 930-4270.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet Web site at www.chevron.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements) are accessible through the Investor Relations section of our Web site, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed February 26, 2009;

(b) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed May 7, 2009, and for the quarter ended June 30, 2009, filed August 6, 2009;

(c) Our Current Reports on Form 8-K filed with the Commission on February 27, 2009, March 3, 2009, March 30, 2009, and September 30, 2009;

(d) Our Restated Certificate of Incorporation, dated May 30, 2008, containing a description of our Common Stock, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

(e) Any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the offered securities to which this prospectus (and any accompanying prospectus supplement) relates are sold or the offering is otherwise terminated.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Chevron Corporation, 6001 Bollinger Canyon Rd., Building E, San Ramon, California, 94583, Attention Corporate Finance, 925-842-8049, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

LEGAL MATTERS

Unless otherwise specified in this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the fiscal year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses expected to be incurred in connection with the Rescission Offer. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$81
Accounting fees and expenses	17,800
Printing and mailing fees	5,000
Legal fees and expenses	50,000
Miscellaneous	10,000
Total	$82,881

Item 15.	Indemnification of Directors and Officers.

Article VIII of Chevron’s Restated Certificate of Incorporation provides as follows:

“1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

“2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.

“3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article VIII, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article VIII shall adversely affect any right existing at the time of such repeal or modification.

“4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VIII or otherwise.

“5. Any right or privilege conferred by or pursuant to the provisions of this Article VIII shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

“6. As used in this Article VIII:

(a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

(b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;

(c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

(d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

(e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”

Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron’s by-law provisions.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Exhibit

4.1		Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.
4.2		By-Laws of Chevron Corporation, as amended January 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed February 1, 2008, and incorporated herein by reference.
5.1		Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24	.1 to 24.12*	Powers of Attorney for Directors of Chevron Corporation, authorizing the signing of the Registration Statement on Form S-3 on their behalf.
99	.1*	Form of cover letter to Rescission Offer recipients.
99	.2*	Form of Rescission Offer Acceptance Form.

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof; and

(c) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on this 26th day of October, 2009.

CHEVRON CORPORATION
(registrant)

By:	/s/ David J. O’Reilly
David J. O’Reilly,
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 26th day of October, 2009 by the following persons in the capacities indicated.

Principal Executive Officers	Directors

/s/ David J. O’Reilly David J. O’Reilly Chairman, Chief Executive Officer and Director	/s/ Samuel H. Armacost Samuel H. Armacost
/s/ John S. Watson John S. Watson Vice Chairman and Director	/s/ Linnet F. Deily Linnet F. Deily

Principal Financial Officer	/s/ Robert E. Denham Robert E. Denham
/s/ Patricia E. Yarrington Patricia E. Yarrington Vice President and Chief Financial Officer	/s/ Robert J. Eaton Robert J. Eaton
Principal Accounting Officer	/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.
/s/ Mark A. Humphrey Mark A. Humphrey Vice President and Comptroller	/s/ Franklyn G. Jenifer Franklyn G. Jenifer
/s/ Sam Nunn Sam Nunn
*Attorney-in-Fact	/s/ Donald B. Rice Donald B. Rice
/s/ Lydia I. Beebe Lydia I. Beebe Corporate Secretary and Chief Governance Officer	/s/ Kevin W. Sharer Kevin W. Sharer
/s/ Charles R. Shoemate Charles R. Shoemate
/s/ Ronald D. Sugar Ronald D. Sugar
/s/ Carl Ware Carl Ware

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

4.1		Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.
4.2		By-Laws of Chevron Corporation, as amended January 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed February 1, 2008, and incorporated herein by reference.
5.1		Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24	.1 to 24.12*	Powers of Attorney for Directors of Chevron Corporation, authorizing the signing of the Registration Statement on Form S-3 on their behalf.
99	.1*	Form of cover letter to Rescission Offer recipients.
99	.2*	Form of Rescission Offer Acceptance Form.

*	Filed herewith.